EX 99.28(p)(6)

CURIAN SERIES TRUST

and

CURIAN VARIABLE SERIES TRUST

CODE OF ETHICS

While affirming its confidence in the integrity and good faith of all of its officers and Trustees, the Curian Series Trust and the Curian Variable Series Trust (each a “Trust,” and together the “Trusts”) recognize that the knowledge of present or future portfolio transactions and/or, in certain instances, the power to influence portfolio transactions which may be possessed by certain of its officers or Trustees, could place such individuals, if they engage in personal Securities transactions, in a position where their personal interests may conflict with that of the Trust.  In view of this and of the provisions of Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”), the Trusts have determined to adopt this Code of Ethics to specify and prohibit certain types of personal Securities transactions that may create conflicts of interest and to establish reporting requirements and enforcement procedures.

Each Trust contains separate series (each a “Fund,” together the “Funds”).  The Funds that are part of the Curian Series Trust are designed to be a component of a separately managed account that also invests in individual securities and other investments.  The Funds that are part of the Curian Variable Series Trust are designed to be a component of a variable annuity product and are only sold through variable annuity contracts.  The Funds are not available directly to investors.  Therefore, no reporting or pre-clearance of transactions involving shares of the Funds will be required.

This Code is divided into three parts.  The first part contains provisions applicable to officers and Trustees of the Trusts who are also managers, officers or employees of either Curian Capital, LLC (“Curian”), the Trusts’ investment adviser, or Jackson Fund Services (“JFS”), a division of Jackson National Asset Management, LLC (“JNAM”), which is the sub-administrator of the Trusts; the second part pertains to Trustees of the Trusts who are not “interested persons” of the Trusts as that term is defined in the 1940 Act (the “Independent Trustees”); and the third part contains recordkeeping and other general provisions.

The Trusts’ Trustees and officers who are affiliated with Curian (the “Curian Officers”) are subject to the separate Code of Ethics adopted pursuant to Rule 17j-1 by Curian (“Curian’s Code”).  A copy of Curian’s Code is attached as Appendix A hereto.

Similarly, the JFS Officers are subject to the separate Code of Ethics adopted pursuant to Rule 17j-1 by JNAM and the funds managed by JNAM (“JNAM’s Code”).  A copy of JNAM’s Code is attached as Appendix B hereto.

The Trusts have determined that the standards established by Curian’s Code and JNAM’s Code may be appropriately applied by the Trusts to the Curian Officers and to the JFS Officers.

Because they are unaffiliated with the investment adviser, the administrator, and the sub-administrator of the Trusts, the Independent Trustees have comparatively less current knowledge and considerably less influence over specific purchases and sales of Securities by the Funds.  Therefore, this Code contains separate provisions applicable to the Independent Trustees.

I.	RULES APPLICABLE TO TRUST OFFICERS AND INTERESTED TRUSTEES

A.	Incorporation of Curian’s Code and JNAM’s Code

(1)	Curian’s Code and JNAM’s Code are hereby incorporated herein by reference as the Trusts’ Code of Ethics applicable to the Curian Officers and the JFS Officers, respectively.

(2)
The Curian Officers’ compliance with Curian’s Code and the JFS Officers’ compliance with JNAM’s Code are deemed to satisfy the requirements of the Trusts’ Code.  A violation by a Curian Officer of Curian’s Code shall constitute a violation of the Trusts’ Code.  A violation by a JFS Officer of the JNAM Code shall constitute a violation of the Trusts’ Code.

B.	Reports

The Curian Officers shall file the reports required under Curian’s Code with Curian’s Chief Compliance Officer (“Curian’s CCO”).  The JFS Officers shall file the reports required under JNAM’s Code of Ethics with JNAM’s Chief Compliance Officer (“JNAM’s CCO”).  Curian’s CCO, JNAM’s CCO and the Trusts’ Chief Compliance Officer (the “Trusts’ CCO”) shall submit a quarterly certification to the Board of Trustees of the Trusts (the “Board”) regarding the officers’ compliance with the respective Codes.

C.	Review and Sanctions

(1)
Curian’s CCO and the Trusts’ CCO shall review the reported personal holdings and personal Securities transactions of the Curian Officers to determine whether a violation of this Code may have occurred.  Before making any determination that a violation has been committed by any person, such person shall be given an opportunity to supply additional explanatory material.

(2)
If Curian’s CCO and/or the Trusts’ CCO find that a violation has occurred, he/she shall impose upon the individual such sanctions as deemed appropriate and, if the violation or the sanction is deemed material, shall report the violation and the sanction imposed to the Board.  The sanctions that may be imposed hereunder include, without limitation, reversing the improper personal Securities transaction and/or disgorging any profit realized, censure, imposition of restrictions on personal trading, fines, and/or termination of employment.  No person shall participate in a determination of whether he/she has committed a violation or of the imposition of any sanction against himself/herself.

(3)
JNAM’s CCO and the Trusts’ CCO shall review the reported personal holdings and personal Securities transactions of the JFS Officers to determine whether a violation of this Code may have occurred.  Before making any determination that a violation has been committed by any person, such person shall be given an opportunity to supply additional explanatory material.

(4)
If JNAM’s CCO and/or the Trusts’ CCO find that a violation has occurred, he/she shall impose upon the individual such sanctions as deemed appropriate and, if the violation or the sanction is deemed material, shall report the violation and the sanction imposed to the Board.  The sanctions that may be imposed hereunder include, without limitation, reversing the improper personal Securities transaction and/or disgorging any profit realized, censure, imposition of restrictions on personal trading, fines, and/or termination of employment.  No person shall participate in a determination of whether he/she has committed a violation or of the imposition of any sanction against himself/herself.

II.           RULES APPLICABLE TO INDEPENDENT TRUSTEES

A.           Definitions

(1)
“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1 (a)(2) under the Securities Exchange Act of 1934, as amended, except that the determination of direct or indirect beneficial ownership shall apply to all Securities that a Trustee has or acquires.

(2)
“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.  Section 2(a)(9) provides in general that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

(3)
“Derivative” means options, futures contracts, options on futures contracts, swaps, caps and the like, where the underlying instrument is a Security, a Securities index, a financial indicator, or a precious metal.

(4)	“Independent Trustee” means a Trustee of the Trusts who is not an “interested person” of the Trusts within the meaning of Section 2(a)(19) of the 1940 Act.

(5)	“Purchase or sale of a Security” includes, among other things, the writing of an option to purchase or sell a Security.

(6)
“Security” shall have the same meaning as that set forth in Section 2(a)(36) of the 1940 Act (in effect, all securities), except that it shall not include direct obligations of the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper, other high quality short-term debt instruments, including repurchase agreements, and shares issued by registered open-end investment companies.  The term “Security” includes any separate Security which is convertible into, exchangeable for or which carries a right to purchase a Security and also includes derivatives.

B.           Prohibited Purchases and Sales

No Independent Trustee shall purchase or sell, directly or indirectly, any Security in which he/she has or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his/her actual knowledge at the time of such purchase or sale:

(1)	Is being considered for purchase or sale by a Fund, or was being so considered, within the most recent fifteen (15) days; or

(2)	Is being purchased or sold by a Fund or was purchased or sold by a Fund within the most recent fifteen (15) days.

A Security will be deemed “being considered for purchase or sale” when a recommendation formulated by a Fund’s investment sub-adviser to purchase or sell a Security has been communicated to a Fund portfolio manager.

C.           Preclearance

Independent Trustees are not generally required to preclear their personal trades.  In the event any Independent Trustee has, however, within the fifteen (15) days prior to the personal trade he/she is considering, learned about a specific Security or company from a Fund’s investment sub-adviser or other person in a position to know about contemplated Fund transactions, preclearance from the Trusts’ CCO is required prior to trading such Security or in any other Security issued by such company.

D.           Exempted Transactions

The prohibitions of Section IIB, and the procedures designated in Section IIC, of this Code shall not apply to:

(1)	Purchases or sales effected in any account over which the Independent Trustee has no direct or indirect influence or control;

(2)
Purchases or sales which are non-volitional on the part of either the Independent Trustee or a Fund (that is, purchases which are part of an automatic dividend reinvestment plan, demutualizations, stock splits, stock gained from mergers or spin-offs, automatic tender offers or stock dividends);

(3)
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities to the extent such rights were acquired from such issuer (as opposed to the purchase or sale of such rights or the sale of Securities received upon exercise of rights);

(4)
Purchases or sales of Securities which are not permitted to be held or acquired by a Fund, provided that the Securities that are the subject of the transaction are not convertible or exercisable into Securities which are permitted to be held or acquired by a Fund; and

(5)	Purchases or sales previously approved and confirmed in writing by the Trusts’ CCO or his or her designee.

If in doubt, Independent Trustees should discuss their situations with the Trusts’ CCO prior to relying on one of the exceptions listed above.

E.           Reporting

(1)
Independent Trustees normally do not need to report personal Security transactions or personal holdings.  However, every Independent Trustee shall file with the Trusts’ CCO, or his/her designee, a quarterly transaction report containing the information described in Section IIE(2) of this Code with respect to transactions in any Security in which such Independent Trustee has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, whether or not one of the exemptions listed in Section IID applies, if such Independent Trustee at the time of that transaction knew or, in the ordinary course of fulfilling his/her official duties as a Trustee of the Trusts, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Independent Trustee, such Security was purchased or sold by a Fund or such Security was being considered for purchase or sale by a Fund; provided, however, that in any case, an Independent Trustee shall not be required to make a report with respect to non-volitional transactions of the type described above or transactions effected for any account over which such person does not have any direct or indirect influence or control.

An Independent Trustee does not need to file a quarterly transaction report stating that he or she does not have any transactions to report.

(2)
Every quarterly transaction report shall indicate the date it was submitted and be made not later than thirty (30) days after the end of the calendar quarter in which the transaction to which the report relates was effected.  Attachment A shall be used to report transactions required to be reported pursuant hereto.

(3)
Every report concerning a purchase or sale, including those prohibited under Section IIB herein, with respect to which the reporting person relies upon one of the exemptions provided in Section IID herein shall contain a brief statement of the exemption relied upon and the circumstances of the transaction.

(4)
Any transaction report may contain a statement that the report shall not be construed as an admission by the person making such report that he/she has any direct or indirect beneficial ownership in the Security to which the report relates.

(5)
Annually, all Independent Trustees shall also submit an “Annual Acknowledgement of Obligations Under the Trusts’ Code of Ethics” (use Attachment B) within thirty (30) days of such report being requested from an Independent Trustee by the Trusts’ CCO or his/her designee.

F.           Review

(1)
The Trusts’ CCO or his/her designee shall review the reported personal Securities transactions to determine whether any transactions (“Prohibited Transactions”) listed in Section IIB herein may have occurred.

(2)
If a Prohibited Transaction may have occurred, the Trusts’ CCO shall submit the report and pertinent information concerning completed or contemplated portfolio transactions of a Fund to the Trusts’ Committee of Independent Trustees (the “Committee”), other than the person whose transaction is under consideration.  The Committee shall determine whether a violation of this Code may have occurred.  Before making any determination that a violation has been committed, the Committee shall give such person an opportunity to supply additional information regarding the transaction in question.

G.           Sanctions

If the Committee determines that a violation of this Code has occurred, the Committee, at its option, shall either impose such sanction as it deems appropriate or refer the matter to the Board, which shall impose such sanctions as are deemed appropriate.  The sanctions that may be imposed hereunder include, without limitation, reversing the improper personal Securities transaction and/or disgorging any profit realized, censure, imposition of restrictions on personal trading and fines.

III.           MISCELLANEOUS

A.           Amendments to the Codes of Ethics

Any material amendments to this Code shall be approved by the Board.  Any amendment to Curian’s Code or JNAM’s Code shall be deemed an amendment to Section IA of this Code, provided that any material amendment to Curian’s Code or JNAM’s Code must be approved by the Board within six (6) months of the change.

B.           Annual Report

The Trusts’ CCO, or his/her designee, shall report annually to the Board concerning issues arising under this Code or existing procedures and any material changes to those procedures, as well as any material violations and sanctions imposed during the past year which related to the Funds or the Trusts.  Such report shall be in writing and include any certification required by law.  Such report may be made jointly with the reports provided by Curian or JFS pursuant to their respective Codes or, if made separately, need not duplicate information provided in those reports.

C.           Records

The Trusts shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm or such other medium permitted under Rule 31a-2(f) under the 1940 Act and shall be made available for examination by representatives of the U.S. Securities and Exchange Commission.

(1)	A copy of this Code and any other code which is, or at any time within the past five (5) years has been, in effect shall be preserved in an easily accessible place;

(2)
A record of any violation of such code(s) of ethics and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs;

(3)
A copy of each report made by an officer or Trustee pursuant to such code(s) of ethics, including any information provided in lieu of such reports, shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which it is made or the information is provided, the first two (2) years in an easily accessible place;

(4)	A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to such code(s) of ethics shall be maintained in an easily accessible place;

(5)
A list of names of all persons who are, or within the past five (5) years, have been responsible for reviewing any transaction or holdings reports filed pursuant to such code(s) shall be maintained in an easily accessible place; and

(6)
A copy of each report made to the Board pursuant to such code(s) shall be maintained for at least five (5) years after the end of the fiscal year in which it was made, the first two (2) years in an easily accessible place.

(7)
A record of any decision, and the reasons supporting the decision, to approve the acquisition of a Security by Investment Personnel (as such term is defined in Rule 17j-1) for at least five (5) years after the end of the fiscal year in which the approval is granted.

D.           Confidentiality

All reports of Securities transactions and any other information filed with the Trusts pursuant to this Code shall be treated as confidential, except as otherwise provided herein.

E.           Interpretation of Provisions

The Board may from time to time adopt such interpretations of this Code as it deems appropriate.

Effective:  October 5, 2011

Attachment A

If an Independent Trustee has any transactions to report where he or she knew or should have known that a Security was purchased or sold by a Fund during the 15-day period immediately preceding or after the date of the transaction by the Trustee, the Trustee must fill out this Attachment and return the completed form to the following not later than thirty (30) days after the end of the calendar quarter in which the transaction to which the report relates was effected:  Evan Williams, Chief Compliance Officer, Curian Series Trust/Curian Variable Series Trust, c/o Jackson Fund Services, 225 W. Wacker Drive, Suite 1200, Chicago, IL 60606.

CONFIDENTIAL

QUARTERLY PERSONAL TRADING REPORT

_____________________________________, 20__
[quarter & date]

_____________________________________
Print Name

The form on the next page discloses for the quarterly period above all acquisitions and dispositions noted in the definition of “Reportable Transactions” below.

_____________________________________
Signature                                                  Date

*Reportable transactions are all acquisitions or dispositions (e.g., exercise of rights, receipt of a gift), regardless of size, in securities or derivatives (including futures & options), except transactions in: (a) direct obligations of the U.S. Government; (b) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (c) shares of registered open-end investment companies (mutual funds).  Non-volitional transactions are not required to be reported.  The following types of transactions will be deemed non-volitional: stock splits; automatic tender offers; stock gained from mergers or spin-offs; stock dividends; demutualizations; and purchases which are part of an automatic dividend reinvestment plan.

SALES OR OTHER DISPOSITIONS
Security Type	Units	Ticker/ Cusip	Issuer/ Company	Trade Date	Price	Principal Amount	Broker/ Dealer/Bank(1)	Acct #	Interest Rate(2)	Maturity Date(2)	Gift/ AIP/ NBI(3)

PURCHASES OR OTHER ACQUISITIONS
Security Type	Units	Ticker/ Cusip	Issuer/ Company	Trade Date	Price	Principal Amount	Broker/ Dealer/Bank(1)	Acct #	Interest Rate(2)	Maturity Date(2)	Gift/ AIP/ NBI(3)

DID YOU ESTABLISH ANY INVESTMENT ACCOUNTS (I.E., BROKER/DEALER/BANK) THIS QUARTER?  IF SO INSERT THE FOLLOWING  INFORMATION BELOW:

Name of Broker, Dealer or Bank where account was established

Account Number

Date Account was opened

FOOTNOTES
(1) If you have made a direct issuer trade (i.e. traded directly with the company) enter N/A in this column.
(2) For Fixed Income securities only.
(3) Indicate here if transaction is a Gift, Automatic Investment Plan (AIP), or No Beneficial Ownership (i.e., you claim that you do not have any direct or indirect beneficial ownership in such transactions).

NOTE:  Use additional forms if necessary to report all transactions.

Attachment B

Return Completed Form to the following:  Evan Williams, Chief Compliance Officer, Curian Series Trust/Curian Variable Series Trust, c/o Jackson Fund Services, 225 W. Wacker Drive, Suite 1200, Chicago, IL 60606.

Annual Acknowledgement of Obligations Under the Code of Ethics of Curian Series Trust and
Curian Variable Series Trust

___________________________________________
                      Name (print clearly)

I.  CODE OF ETHICS

I understand that my signature below means that I have read/reread and understand the Code of Ethics of Curian Series Trust and Curian Variable Series Trust (the “Code”).  Further, I have reported all transactions required to be reported pursuant to the requirements of the Code and have complied with the provisions of the Code applicable to me over the past year and will continue to comply with such provisions.

II.  CHECK THE APPROPRIATE STATEMENTS:

(a) [    ]  I am an Independent Trustee; or

(b) [    ] I am not an Independent Trustee.

___________________________________________           ______________________
Signature                                                                                            Date